Page 16 of 62 Pages
CUSIP NO. 096227103

                       NOTE AND WARRANT PURCHASE AGREEMENT

                                      among

                                 BLUEFLY, INC.,

                         QUANTUM INDUSTRIAL PARTNERS LDC

                                       and

                          SFM DOMESTIC INVESTMENTS LLC

                              Dated: March 28, 2000
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CUSIP NO. 096227103

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----

Section 1.  DEFINITIONS...............................................1
      1.1   Definitions...............................................1
      1.2   Investment Agreement......................................2
      1.3   Other Definitions.........................................2

Section 2.  PURCHASE AND SALE OF THE SECURITIES.......................3
      2.1   Closing...................................................3
      2.2   Transactions at the Closing...............................3
      2.3   Standby Commitment........................................3

Section 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............4
      3.1   Representations and Warranties............................4
      3.2   Compliance with Terms and Conditions of Investment
            Agreement.................................................5
      3.3   Representations and Warranties in Connection with the
            Transactions Contemplated Herein..........................5

Section 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..........7

Section 5.  CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO
            CLOSE.....................................................8
      5.1   Representations and Warranties............................8
      5.2   Compliance with this Agreement............................8
      5.3   Securities................................................9
      5.4   Consents and Approvals....................................9

Section 6.  CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE......9
      6.1   Representations and Warranties............................9
      6.2   Compliance with this Agreement............................9
      6.3   Consents and Approvals....................................9
      6.4   Payment of Purchase Price.................................10

Section 7.  COVENANTS.................................................10
      7.1   Covenants of the Company..................................10
      7.2   Mutual Covenants..........................................11

Section 8.  INDEMNIFICATION...........................................11

Section 9.  REGISTRATION RIGHTS.......................................11

Section 10. TERMINATION OF AGREEMENT..................................12
      10.1  Termination...............................................12
      10.2  Survival..................................................12

Section 11. MISCELLANEOUS.............................................12
      11.1  Survival of Representations, Warranties and Covenants.....12
      11.2  Notices...................................................12
      11.3  Successors and Assigns....................................12
      11.4  Amendment and Waiver......................................12
      11.5  Counterparts..............................................13
      11.6  Headings..................................................13
      11.7  GOVERNING LAW.............................................13
      11.8  Severability..............................................13

                                        i
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CUSIP NO. 096227103

      11.9  Rules of Construction.....................................13
      11.10 Entire Agreement..........................................13
      11.11 Fees......................................................13
      11.12 Publicity; Confidentiality................................14
      11.13 Further Assurances........................................14

EXHIBITS

A-1   Form of Warrant
A-2   Form of Senior Convertible Note

SCHEDULES

2.2   Shares and Purchase Price

                                       ii
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CUSIP NO. 096227103

                       NOTE AND WARRANT PURCHASE AGREEMENT

            NOTE AND WARRANT PURCHASE AGREEMENT (the "Agreement"), dated as of March 28, 2000, by and among Bluefly, Inc., a New York corporation (the "Company"), and the purchasers listed on Schedule 1 hereto (the "Purchasers").

            WHEREAS, pursuant to an Investment Agreement dated as of July 27, 1999, by and among the Company, the Purchasers and Pilot Capital Corp. (the "Investment Agreement"), each of the Purchasers has invested in shares of the Company's Series A Preferred Stock;

            WHEREAS, the Company anticipates concluding during 2000 a Next Round Financing (as defined below);

            WHEREAS, prior to the Next Round Financing the Company wishes to sell to each Purchaser, and each Purchaser wishes to purchase from the Company:
(i) a senior convertible promissory note, in the aggregate principal amount set forth opposite such Purchaser's name on Schedule 2.2 hereto, having the terms and conditions set forth in the form of Note attached hereto as Exhibit A-1 (the "Senior Convertible Notes") and (ii) a warrant (the "Warrants" and, together with the Senior Convertible Notes, the "Securities") having the terms and conditions set forth in the form of Warrant attached hereto as Exhibit A-2; and

            WHEREAS, the Purchasers are willing to commit to provide the Company with additional financing at the option of the Company.

            NOW, THEREFORE, in consideration of the mutual terms and conditions herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following definitions shall apply:

            "By-Laws" means the amended and restated By-Laws of the Company, as in effect on the date hereof and on the Closing Date.

            "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as the same was amended pursuant to Section 5.6 of the Investment Agreement and as in effect on the Closing Date.

            "Financials" means the Audited Financials and the Unaudited Financials.

            "Material Adverse Effect" means a circumstance, fact, change, development or effect (i) that could or could reasonably be expected to have a materially adverse effect on the properties, results of operations, business, domestic prospects or condition (financial or otherwise) of the Company taken as a
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CUSIP NO. 096227103

whole, or (ii) that adversely effects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or impairs or delays the ability of the Company to effect the Closing.

            "Next Round Financing" means the closing of a private placement of Next Round Securities which results in gross proceeds to the Company of $10 million in one or more tranches.

            "Next Round Securities" means the Company's Common Stock or securities convertible into or exercisable for the Company's Common Stock in the Next Round Financing.

            "Quarterly Reports" means the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1999, June 30, 1999, March 31, 1999, and September 30, 1998, each as filed with the SEC.

            "SEC Documents" means the Annual Reports, the Quarterly Reports and all other documents filed by the Company with the SEC on or after January 1, 1998 and prior to the date hereof pursuant to Section 13 or 15(d) of the Exchange Act (including all exhibits and schedules thereto and documents incorporated by reference therein), but shall not include any portion of any document which is not deemed to be filed under applicable SEC rules and regulations.

            "Transaction Documents" means collectively, this Agreement (including the schedules attached hereto), the Senior Convertible Notes and the Warrants.

            "Unaudited Financials" means the unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents, and the unaudited financial statements and notes for the year ended December 31, 1999, all of which have previously been delivered by the Company to the Purchasers.

            Investment Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Investment Agreement.

            Other Definitions. The following terms are defined in the section referred to opposite such term.
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CUSIP NO. 096227103

Term                                Section
-----                               -------
Agreement                           Recitals
Closing                             2.1
Closing Date                        2.1
Investment Agreement                Recitals
Purchase Price                      2.2
Purchasers                          Recitals
Securities                          Recitals
Senior Convertible Notes            Recitals
Standby Commitment                  2.3
Warrants                            Recitals

SECTION 2.  PURCHASE AND SALE OF THE SECURITIES

            2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Securities (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 on the date hereof or on such other date and time as the Purchasers and the Company may mutually agree (the "Closing Date").

            2.2 Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, each of the Purchasers severally (and not jointly) shall purchase and acquire from the Company, and the Company shall issue and sell to the Purchasers, Senior Convertible Notes and Warrants for an aggregate purchase price of $3,000,000 (the "Purchase Price"). At the Closing, the Company shall deliver to each Purchaser a duly executed Senior Convertible Note, in the aggregate principal amount set forth opposite such Purchaser's name on Schedule 2.2 hereto, and a duly executed Warrant to purchase the amount of shares of Next Round Securities as set forth in the Warrant, each registered in the name of such Purchaser or its nominees, with appropriate issue stamps, if any, affixed at the expense of the Company, free and clear of any Lien, against payment by each Purchaser of the portion of the Purchase Price payable in respect thereof as set forth opposite such Purchaser's name on Schedule 2.2 hereto by wire transfer of immediately available funds to an account designated by the Company.

            2.3 Standby Commitment.

                  (a) The Purchasers hereby commit, jointly but not severally, (the "Standby Commitment") that, in addition to the payment of the Purchase Price, they shall provide the Company (on a pro rata basis based on the allocation of the Purchase Price as set forth in Section 2.2 hereof), at the Company's option up to an aggregate of $12 million (the "Commitment Amount") at any time prior to January 1, 2001 in one or more tranches as requested by the Company; provided, however, that the Commitment Amount shall be reduced by the gross proceeds received by the Company or any of its Subsidiaries from the issuance after the date hereof of any equity or convertible securities, (excluding financing provided by the Purchasers pursuant to this Agreement and any trade payables and other financing arrangements entered into in the ordinary course of business, but including, for purposes of clarification, the Next Round). The Standby Commitment shall be provided on terms that are consistent with those in the market at the time the Standby Commitment is drawn for similar investments by investors similar to the Purchasers in companies similar to the Company.
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CUSIP NO. 096227103

                  (b) The Company shall notify the Purchasers in writing within two Business Days of the receipt of any funds that would reduce the Commitment Amount; provided that the Commitment Amount shall automatically be reduced whether or not the Company provides such notice.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to each Purchaser as follows:

            3.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 of the Investment Agreement (including, except as otherwise noted below, the schedules referenced in such representations and warranties and any updates attached hereto), except for Sections 3.2, 3.3, 3.4, 3.13 and 3.27, are true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and on such dates, except that in reaffirming any such representation or warranty that:

                  (a) refers to the term "Material Adverse Effect", the Company reaffirms such representation or warranty as if such term were defined pursuant to Section 2.1 hereof;

                  (b) refers to the term "SEC Documents" the Company reaffirms such representation or warranty as if the term "SEC Documents" were defined pursuant to Section 2.1 hereof;

                  (c) references SEC Documents or other statements or documents filed with the SEC as of a certain date, the Company reaffirms such representation or warranty as if any such references referred to filings through the date hereof;

                  (d) refers to the term "Financials" or "Unaudited Financials" the Company reaffirms such representation or warranty as if such terms were defined pursuant to Section 2.1 hereof; and

                  (e) refers to the term "Certificate of Incorporation" or "By-Laws", the Company reaffirms such representation or warranty as if such terms were defined pursuant to Section 2.1 hereof.

            3.2 Compliance with Terms and Conditions of Investment Agreement. The Company has performed and complied in all material respects with all of its agreements and conditions set forth in the Investment Agreement and the other Transaction Documents (as such term was defined in the Investment Agreement).

            3.3 Representations and Warranties in Connection with the Transactions Contemplated Herein.

                  (a) Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (including, but not limited to, any shareholder approvals, but excluding corporate actions necessary to authorize any amendment of the Certificate of Incorporation necessary to create and establish the terms of the Next Round Securities and shareholder approvals necessary to issue the Next
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CUSIP NO. 096227103

Round Securities) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  (b) No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of this Agreement and each Transaction Document by the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any assets or properties of the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to be required to redeem, repurchase or offer to repurchase any of their respective indebtedness under (i) the Certificate of Incorporation, the By-Laws, or any other organizational document of the Company or the certificate of incorporation, the by-laws or other organizational document of any of its Subsidiaries, (ii) any material Law of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (iii) any indenture, mortgage, loan agreement, note or other material agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any material lease, permit, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the assets, properties or operations of the Company or any of its Subsidiaries is subject.

                  (c) Consents. No consent, approval, authorization, order, registration, filing or qualification ("Consents") of or with any (i) Governmental Authority, (ii) stock exchange on which the securities of the Company are traded or (iii) other Person (whether acting in an individual, fiduciary or other capacity) is required to be made or obtained by the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby (other than the Next Round Financing or the drawdown of the Standby Commitment), except Consents which are not material to the business or operations of the Company and its Subsidiaries, taken as a whole, or to the consummation of the transactions contemplated by this Agreement or Consents required for the listing of the shares of Common Stock underlying the Warrants on the NASDAQ and the Boston Stock Exchange.

                  (d) Capitalization. As of the date hereof, the issued and outstanding capital stock of the Company consists of 4,924,906 shares of Common Stock and 500,000 shares of Series A Preferred Stock. As of the Closing Date, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock (of which 175,000 shares shall have been reserved for the Purchasers in connection with the transactions contemplated hereby) and 2,000,000 shares of Preferred Stock, $.01 par value, of which 500,000 shares shall have been designated Series A Preferred Stock. As of the first closing of the Next Round, sufficient numbers of shares of Next Round Securities and, as appropriate, of shares of Common Stock into which such shares of Next Round Securities are convertible or for which they are exercisable, shall be authorized and reserved as required by the documents to be negotiated in connection with the Next Round and as necessary to permit conversion of the maximum amount then potentially payable by the Company under the Senior Convertible Notes into Next Round Securities.
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CUSIP NO. 096227103

            All such shares of Capital Stock of the Company are or shall have been duly authorized and: (a) in the case of shares of Common Stock or Next Round Securities issued upon conversion of the Senior Convertible Notes or exercise of the Warrants, shall be fully paid and non-assessable upon such conversion, and (b) in the case of shares of Common Stock issued upon conversion, exchange, and/or exercise of such Next Round Securities, shall be fully paid and non-assessable upon the conversion, exchange, or payment of the exercise price contemplated by the Next Round Securities.

            Except as set forth in Schedule 3.4 of this Agreement, as contemplated by the Investment Agreement, or as contemplated by this Agreement, there are no shares of capital stock of the Company reserved for issuance. Except for: (a) the Warrants, (b) the Senior Convertible Notes, (c) the Next Round Securities (including those into which the Senior Convertible Notes are convertible), (d) the Series A Preferred, and (e) as set forth in Schedule 3.4 of this Agreement, there are no options, warrants or other rights to purchase shares of Capital Stock or other securities of the Company or any of its Subsidiaries, or securities convertible into or exercisable for shares of Capital Stock or other securities of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.4 to this Agreement, as required by the Transaction Documents (as such term is defined in the Investment Agreement), or as required by the Transaction Documents (as such term is defined in this Agreement), neither the Company nor any Subsidiary is obligated in any manner to issue shares of its Capital Stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on each Purchaser's ability to transfer shares of Capital Stock of the Company.

                  (e) Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchasers set forth in Section 4 hereof are true and correct in all material respects, the offer and sale of the Securities made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Securities, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Act, or (iii) any action that would require the registration under the Act of the offering and sale of the Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made, any offer or sale of shares of its Capital Stock, if as a result the offer and sale of the securities contemplated hereby, or any of them, could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Act.

                  (f) Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such entity other than fees that may be due to Credit Suisse First Boston in connection with the Next Round Financing, as placement agent for such financing.

                  (g) Disclosure; Agreement and Other Documents. This Agreement (including, but not limited to, the provisions incorporating language contained in the Investment Agreement), the other Transaction Documents and each of the certificates furnished to the Purchasers by the Company in connection with the purchase and sale of the Securities, taken as a whole, do not contain
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CUSIP NO. 096227103

any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            Each of the Purchasers hereby represents and warrants (severally as to itself and not jointly) to the Company that the representations and warranties of such Purchaser contained in Section 4 of the Investment Agreement are true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and on such dates, except that in reaffirming any representation or warranty of the Company contained in Section 4 of the Investment Agreement that refers to:

                  (a) the term "this Agreement" or the "other Transaction Documents" each Purchaser reaffirms such representation or warranty as if such terms were defined pursuant to Section 2.1 hereof;

                  (b) transactions contemplated by "this Agreement" or the "Transaction Documents", each Purchaser reaffirms such representation or warranty as if such terms were deferred pursuant to Section 2.1 hereof;

                  (c) "SEC Documents," each Purchaser reaffirms such representation or warranty as if the term "SEC Documents" were defined pursuant to Section 2.1 hereof;

                  (d) to the term "First Shares," each Purchaser reaffirms such representation or warranty as if it referred to the term "Securities;" and

                  (e) to the terms "First Closing" or "Second Closing," each Purchaser reaffirms such representation or warranty as if they referred to the "Closing," or as such terms are defined pursuant to Section 2.1. hereof.

SECTION 5.  CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

            The obligation of the Purchasers to purchase the Securities and to pay the Purchase Price, and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date:

            5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects at and on the Closing Date as if made at and on such date, except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such date and any variance in such representation and warranty following such date may only be the result of activities or transactions which have taken place after the date hereof and which are contemplated by this Agreement.

            5.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements and conditions set forth herein that are required to be performed or complied with by the Company as of the Closing Date.
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CUSIP NO. 096227103

            5.3 Securities. At the Closing, the Company shall have delivered to each of the Purchasers a Senior Convertible Note and a Warrant pursuant to
Section 2.2 hereof.

            5.4 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company which are necessary or required in connection with the execution, delivery or performance (including the issuance of the Senior Convertible Notes, and any Shares of Common Stock issuable upon exercise of the Warrants) by, or enforcement against, the Company of this Agreement (other than the Next Round Financing or the drawdown of the Standby Commitment) and each of the other Transaction Documents shall have been obtained and be in full force and effect, except for consents, exceptions, authorizations or other actions which would not have a Material Adverse Effect and would not prevent the consummation of the transactions contemplated by this Agreement, and each of the Purchasers shall have been furnished with appropriate evidence thereof.

CHAPTER 6.  CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

            The obligations of the Company to issue and sell the Senior Convertible Notes and the Warrants and to perform its other obligations hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

            6.1 Representations and Warranties. The representations and warranties of the Purchasers contained in Section 4 hereof shall be true and correct at and on the Closing Date as if made at and on such date, except to the extent that any representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct as of such date and any variance in such representation and warranty following such date may only be the result of activities or transactions which have taken place after the date hereof and which are contemplated by this Agreement.

            6.2 Compliance with this Agreement. The Purchasers shall have performed and complied in all material respects with all of their agreements and conditions set forth herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

            6.3 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Purchasers which are necessary or required in connection with the execution, delivery or performance (including the purchase of the Senior Convertible Notes and the Warrants, but excluding the conversion of the Senior Convertible Notes, the exercise of the Warrants, and the conversion or exercise of the Next Round Securities) by, or enforcement against, the Purchasers of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

            6.4 Payment of Purchase Price. The Company shall have received the Purchase Price.
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CUSIP NO. 096227103

SECTION 7.  COVENANTS

            7.1 Covenants of the Company. The Company hereby covenants and agrees with the Purchasers with respect to this Section 7, so long as they hold any capital stock of the Company -- except to the extent that a particular section of this Section 7 provides for an earlier termination, as follows:

                  (a) SEC Filings. From and after the date of this Agreement, the Company agrees that it will use commercially reasonable efforts to file with the SEC, within the time periods specified in the SEC's rules and regulations for as long as they are applicable to the Company, (i) all quarterly and annual financial information required to be filed with the SEC on Forms 10-QSB and 10-KSB, (ii) all current reports required to be filed with the SEC on Form 8-K and (iii) any other information required to be filed with the SEC.

                  (b) Reservation of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Capital Stock, solely for the purpose of issue or delivery upon conversion or exercise of the Securities and of the conversion or exercise of shares of Capital Stock issued upon such conversion or exercise, the number of shares of each class of Capital Stock that are required to be issued upon such conversion or exercise. The Company shall issue such shares of Capital Stock in accordance with the terms of this Agreement, the other Transaction Documents and the Certificate of Incorporation, and otherwise comply with the terms hereof and thereof.

                  (c) Registration and Listing. To the extent the reservation of any shares of Capital Stock required to be reserved pursuant to Section 7.2 of this Agreement requires registration with or approval of any Governmental Authority under any Federal or state or other applicable law before such shares of Capital Stock may be issued or delivered upon conversion or exercise, the Company will in good faith and as expeditiously as possible cause such shares of Capital Stock to be duly registered or approved, as the case may be. So long as the shares of Common Stock are quoted on the NASDAQ or listed on any national securities exchange, the Company will, if permitted by the rules of such system or exchange, quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all shares of Common Stock issuable or deliverable upon exercise of the Warrants or the conversion or exchange of Next Round Securities into which the Senior Convertible Notes are convertible.

                  (d) Mutual Covenants. The parties agree that the anti-dilution provision of Section 6(e)(ii) of the Certificate of Amendment of the Certificate of Incorporation shall not apply as a result of the issuance of the Warrants.

SECTION 8.  INDEMNIFICATION.

                  (a) Except as otherwise provided in this Section 8, the
Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgements, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any surviving representation, warranty, covenant or agreement of the Company contained in any Transaction Document. Notwithstanding the foregoing, the Company's liability pursuant to this Section 8 shall in no event exceed $15,000,000.
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                                                             Page 28 of 62 Pages
CUSIP NO. 096227103

                  (b) Except as otherwise provided in this Section 8, the Purchasers, severally and not jointly, agree to indemnify, defend and hold harmless the Company and its respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons to the fullest extent permitted by law from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any surviving representation, warranty, covenant or agreement (excluding the Standby Commitment) of the Purchasers contained in any Transaction Document. Notwithstanding the foregoing, the Purchasers' liability pursuant to this
Section 8 shall in no event exceed $3,000,000.

SECTION 9.  REGISTRATION RIGHTS.

                  (a) The Company and each of the Purchasers hereby agree and acknowledge that the shares of Common Stock for which the Warrants are exercisable and any Common Stock issuable upon the conversion or exchange of the Next Round Securities are Registrable Securities, as such term is defined in the Investment Agreement, and that, until the closing of the Next Round, the provisions of Section 9 of the Investment Agreement shall apply to all Persons of record holding the Senior Convertible Notes or the Warrants (or any shares of Registrable Securities issued, directly or indirectly, as a result of a conversion under a Senior Convertible Note or as a result of an exercise of a Warrant).

                  (b) Upon completion of the Next Round, the Purchasers shall have the option to decide whether the registration rights and related provisions set forth in Section 9 of the Investment Agreement shall apply to the Warrants or whether the registration rights and related provisions agreed to in the final documentation negotiated in connection with the Next Round Financing shall apply.

SECTION 10. TERMINATION OF AGREEMENT

            10.1 Termination. For purposes of clarification: (1) the Company shall have no obligation to issue securities pursuant to the Standby Commitment and (2) the Purchasers shall have no obligations to fund the Standby Commitment after the earlier of (i) that date on which the Company has received financing proceeds aggregating $15 million and (ii) December 31, 2000.

            10.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that (i) a breaching party shall be liable to the non-breaching party for damages caused by such breach; (ii) none of the non-breaching parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 10.1(a) or Section 10.1(b); and provided further, that none of the parties hereto shall have any liability for speculative or unforeseeable damages resulting from a termination of this Agreement.

SECTION 11. MISCELLANEOUS

            11.1 Survival of Representations, Warranties and Covenants. The representations and warranties, covenants and agreements contained herein shall survive for a period of eighteen months following the Closing Date.

            11.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in the manner set forth in the Investment Agreement.
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                                                             Page 29 of 62 Pages
CUSIP NO. 096227103

            11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, each of the Purchasers may assign any of its rights under this Agreement to any of its Affiliates but any such assignment shall not relieve any Purchaser from its obligations hereunder. The Company may not assign any of its rights under this Agreement and each of the other Transaction Documents, except to a successor-in-interest to the Company, without the written consent of all of the Purchasers.

            11.4 Amendment and Waiver.

                  (a) No failure or delay on the part of the Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

            11.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            11.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            11.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            11.9 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

            11.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions,
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                                                             Page 30 of 62 Pages
CUSIP NO. 096227103

promises, warranties or undertakings, other than those set forth or referred to herein or therein, except those set forth in the Transaction Documents (as such term is defined in the Investment Agreement).

            11.11 Fees. Upon the Closing, the Company shall reimburse the Purchasers for their reasonable out-of-pocket expenses (including attorney's fees, disbursements and other charges) incurred in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall not be obligated to reimburse the Purchasers for any reasonable out-of-pocket expenses in excess of $25,000 in the aggregate.

            11.12 Publicity; Confidentiality.

                  (a) Except as may be required by applicable law or the rules of any securities exchange or market on which shares of Common Stock are traded, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any Purchaser or the Company from disclosing information (i) that is already publicly available, (ii) that was known to such Purchaser or the Company on a non-confidential basis prior to its disclosure by the Company or such Purchaser, as the case may be, (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Purchaser or the Company, as the case may be, will use reasonable efforts to notify the Company or the Purchaser, as the case may be, in advance of such disclosure so as to permit the Company or the Purchaser, as the case may be, to seek a protective order or otherwise contest such disclosure, and such Purchaser or the Company, as the case may be, will use reasonable efforts to cooperate, at the expense of the Company, with the Company or the Purchaser, as the case may be, in pursuing any such protective order, (iv) to the extent that such Purchaser or the Company as the case may be reasonably believes it appropriate in order to protect its investment in the Shares in order to comply with any Requirement of Law, (v) to such Purchaser's or the Company's, as the case may be, officers, directors, agents, employees, members, partners, controlling persons, auditors or counsel, (vi) to Persons who are parties to similar confidentiality agreements or (vii) to the prospective transferee who executes a confidentiality agreement in connection with any contemplated transfer of any of the Shares. If any announcement is required by law or the rules of any securities exchange or market on which shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will, to the extent practicable, deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

                  (b) Unless substantially in the form previously disclosed, the Purchasers shall have the opportunity to review and reasonably modify any provision of any publicly release or public announcement or document which is to be released to the public or filed with the SEC, which provision mentions the Purchasers or any of their Affiliates, prior to the release of such document to the public or the filing of such document with the SEC.

            11.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.
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                                                             Page 31 of 62 Pages
CUSIP NO. 096227103

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

                                    BLUEFLY, INC.


                                    By: /s/ E. Kenneth Seff
                                        -------------------
                                        Name:  E. Kenneth Seff
                                        Title: Chief Executive Officer


                                    QUANTUM INDUSTRIAL PARTNERS LDC


                                    By: /s/ Michael C. Neus
                                    -----------------------
                                    Name:  Michael C. Neus
                                    Title: Attorney-in-Fact


                                    SFM DOMESTIC INVESTMENTS LLC


                                    By: /s/ Michael C. Neus
                                    -----------------------
                                    Name:  Michael C. Neus
                                    Title: Attorney-in-Fact

                                                             Page 32 of 62 Pages
CUSIP NO. 096227103

                                                                    Schedule 2.2

                            SHARES AND PURCHASE PRICE

                                                  Purchase Price and
                                                 Aggregate Principal
                                                   Amount of Senior
          Purchaser                                Convertible Note
          ---------                                ----------------
Quantum Industrial Partners LDC                     $    2,904,900

SFM Domestic Investments LLC                        $       95,100

TOTAL                                               $ 3,000,000.00